First California Financial Group, Inc. 8-K

 Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of November 6, 2012, is entered into by and among PacWest Bancorp, a Delaware corporation (“Parent”), First California Financial Group, Inc., a Delaware corporation (the “Company”), and each person executing this Agreement or a counterpart to this Agreement, each of whom is a holder (each, a “Stockholder”) of shares of Series A Convertible Perpetual Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”) and shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”).

RECITALS

A.           Pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented, the “Merger Agreement”), dated as of the date hereof, between Parent and the Company, the Company will be merged with and into Parent (the “Merger”) with Parent continuing as the surviving corporation of the Merger.

B.           As an inducement and a condition to each of Parent and the Company entering into the Merger Agreement, each of Parent and the Company has required that each Stockholder, in his capacity as a holder of shares of Series A Preferred Stock and Company Common Stock, enter into this Agreement.

AGREEMENT

In consideration of Parent’s and the Company’s performance under the Merger Agreement, each Stockholder agrees as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement.

2.	Effectiveness. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall automatically terminate and be null and void and of no effect.

3.
Voting Agreement. From the date hereof until the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), Stockholder agrees that at any stockholder meeting of the Company to adopt the Merger Agreement or any adjournment or postponement thereof, the Stockholder shall be present (in person or by proxy) and shall vote (or cause to be voted) the voting shares of capital stock of the Company owned by such Stockholder as of the date hereof along with all such shares that the Stockholder may acquire from time to time after the date hereof (including as a result of any conversion of shares of Series A Preferred Stock), in each case that are entitled to vote at such meeting (such voting shares together with the shares of Series A Preferred Stock owned by such Stockholder as of the date hereof along with any such shares of Series A Preferred Stock that the Stockholder may acquire from time to time after the date hereof, “Owned Shares”): (a) in favor of (1) approval and adoption of the Merger Agreement and (2) approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to adopt the Merger Agreement; and (b) against (1) any action or agreement that would impair the ability of Parent to complete the Merger, the ability of the Company to complete the Merger, or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement and (2) other than the transactions contemplated by the Merger Agreement, any proposal that relates to an Acquisition Proposal or Alternative Transaction. Stockholder represents and warrants and covenants and agrees that, except for this Agreement, such Stockholder (x) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Owned Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Owned Shares except any proxy to carry out the intent of this Agreement.  Stockholder hereby acknowledges that Stockholder is, in such Stockholder’s capacity as a stockholder of the Company, bound by the restrictions set forth in Section 6.7 of the Merger Agreement and agrees consistent therewith not to solicit or facilitate any Acquisition Proposal or Alternative Transaction.

4.
Transfer Restrictions Prior to Merger. The Stockholder will not, during the Support Period, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (a “Transfer”); provided that Stockholder may Transfer Owned Shares for estate planning or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement and this provision shall not limit the ability of Stockholder to convert any such Owned Shares into shares of Company Common Stock pursuant to the terms of such Owned Shares.

5.
Conversion.  Stockholder agrees to take such actions as are necessary to have converted all of its Owned Shares that are Series A Preferred Stock into shares of Company Common Stock prior to the date that is 10 business days prior to the Closing.

6.
Cooperation. From time to time, at the reasonable request of Parent or the Company and without further consideration, Stockholder shall cooperate with Parent and the Company, at the Company’s expense, to make all filings and obtain all consents of Governmental Entities and third parties and execute and deliver such additional documents and take all such further actions as may be necessary or desirable to effect the actions contemplated by this Agreement. Without limiting the foregoing, Stockholder hereby (a) authorizes Parent and the Company to publish and disclose in any public announcement, disclosure required by the SEC or by applicable Law or the Proxy Statement (and, if applicable, the Form S-4), Stockholder’s identity and ownership of the Owned Shares, the nature of Stockholder’s obligations under this Agreement and any other information that Parent or the Company reasonably determines is required to be disclosed in connection with the Merger and the transactions contemplated by the Merger Agreement; (b) agrees to promptly give to Parent and the Company any information Parent or the Company may reasonably require for the preparation of any such disclosure documents; and (c) agrees to promptly notify Parent and the Company of any required corrections with respect to any information supplied by Stockholder, if and to the extent that such information shall have become false or misleading in any material respect.

7.
Representations and Warranties.  Each Stockholder represents and warrants to Parent that: this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and legally binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms and no other action is necessary to authorize the execution and delivery by such Stockholder or the performance of its obligations hereunder; if such Stockholder is married and any of the Owned Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been duly and validly executed and delivered by, and constitutes a valid and legally binding agreement, of Stockholder’s spouse, enforceable in accordance with its terms; the Owned Shares as of the date hereof are equal to the number of shares set forth adjacent to such Stockholder’s name on Exhibit A hereto; and the Stockholder has, and at all times during the term of this Agreement shall have, beneficial ownership of, good and valid title to and full and exclusive power to vote, without restriction or limitation, the Owned Shares (other than any such shares that are transferred in the manner permitted by this Agreement).

8.
Entire Agreement; Assignment. This Agreement is irrevocable. The recitals are incorporated as a part of this Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided however that the rights under this Agreement are assignable by Parent or the Company to any successor-in-interest.

9.
Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each of Parent and the Company would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Parent or the Company may be entitled (including monetary damages), each of Parent and the Company shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Stockholder further agrees that none of Parent, the Company or any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and Stockholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.
Governing Law and Enforceability. This Agreement is governed by, and shall be interpreted in accordance with, the laws of the State of Delaware, without regard to any applicable conflict of law principles. If any court determines that the restrictions set forth in this Agreement are unenforceable, then the parties request such court to reform these provisions to the maximum restrictions, term, scope or geographical area that such court finds enforceable. Venue of any legal action or proceeding between the parties related to this Agreement shall be in any federal or state court located in the State of Delaware, and the parties each consent to the personal jurisdiction of the courts of the State of Delaware and the federal courts located in the State of Delaware. Each Stockholder agrees not to claim that the State of Delaware is an inconvenient place for trial.

11.
Individual Obligations. The obligations of each of the Stockholders under this Agreement are several and not joint. This Agreement is binding on each Stockholder that executes this Agreement regardless of whether any other Stockholder(s) also executed this Agreement.

12.
Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Parent, the Company and the Stockholder, and (ii) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.
Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[signature pages follow]

SIGNED as of the date first set forth above:

PACWEST BANCORP	FIRST CALIFORNIA FINANCIAL GROUP, INC.

By /s/ JARED M. WOLFF	By /s/ C.G. KUM
Name: Jared M. Wolff	Name: C.G. Kum
Title: Executive Vice President & General Counsel	Title: President and Chief Executive Officer

Additional Signatures on Next Page

[Signature Page to Voting and Support Agreement]

STOCKHOLDERS:

/s/ James O. Pohlad_____________________
James O. Pohlad

/s/ Robert C. Pohlad_____________________
Robert C. Pohlad

/s/ William M. Pohlad_____________________
William M. Pohlad

[Signature Page to Voting and Support Agreement]

Exhibit A

Stockholder	Owned Shares
James O. Pohlad	1,066,107 shares of Company Common Stock 334 shares of Series A Preferred Stock
Robert C. Pohlad	1,066,107 shares of Company Common Stock 333 shares of Series A Preferred Stock
William M. Pohlad	1,066,107 shares of Company Common Stock 333 shares of Series A Preferred Stock